UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2013

FRANKLIN STREET PROPERTIES CORP.

(Exact name of registrant as specified in its charter)

Maryland	001-32470	04-3578653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Edgewater Place, Suite 200, Wakefield, Massachusetts	01880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 15, 2013, FSP 1001 17th Street LLC (the “Buyer”), a wholly-owned subsidiary of Franklin Street Properties Corp. (the “Registrant”), entered into an agreement to purchase real property (the “Agreement”) from MG-1005, LLC (the “Seller”).  There are no material relationships, other than in respect of the Agreement, among the Buyer and the Seller, the Registrant or any of the Registrant’s affiliates.  The Seller’s real property consists of a 20-story office building and a retail plaza containing an aggregate of approximately 655,565 rentable square feet of space located in the central business district of Denver, Colorado (the “Property”).  The office building is located at 1001 17th Street. The purchase price of the Property is $217,000,000. The purchase of the Property is subject to customary conditions and termination rights for transactions of this type, including a due diligence inspection period for the Buyer.  Assuming that the Buyer completes a satisfactory due diligence inspection of the Property and certain other conditions are satisfied, the closing of the purchase of the Property will take place on August 28, 2013.

The Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the Agreement is qualified in its entirety by the complete text of the Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN STREET PROPERTIES CORP.

Date: July 16, 2013	By: /s/ George J. Carter
George J. Carter President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase and Sale Agreement, dated July 15, 2013, between MG-1005, LLC and FSP 1001 17th Street LLC.

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